Exhibit 99.1

Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Marisa Jacobs
Express, Inc.
(614) 474-4465

EXPRESS, INC. ANNOUNCES JANUARY 2015 RETIREMENT OF MICHAEL WEISS AS CEO
AND
APPOINTMENT OF DAVID KORNBERG AS SUCCESSOR

Columbus, Ohio - July 21, 2014 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating approximately 630 stores, today announced that Chairman and Chief Executive Officer, Michael Weiss, will retire as Chief Executive Officer on January 30, 2015. David Kornberg will assume that role in addition to his current responsibility as the Company’s President. Mr. Weiss will remain on the Board, serving as non-executive Chairman of the Company’s Board of Directors, and Mr. Kornberg will join the Company’s Board of Directors upon assuming the role of Chief Executive Officer.

Mr. Weiss’ career with Express began more than 30 years ago when, in 1980, he joined what was then an eight-store experimental division of Limited Brands as its Merchandise Manager. He became President of Express in 1982, subsequently becoming its Chief Executive Officer as well. Following his 2004 retirement, he returned in 2007 when the brand was purchased by Golden Gate Capital. Mr. Weiss has served as the Chief Executive Officer and a director of Express since his return and as Chairman of the Board since 2011. Under his leadership, the brand has expanded into new categories, geographies, and channels of distribution.

Exhibit 99.1

Commenting on the announcement, Mr. Weiss stated that, "It’s been a joy and a privilege to lead this incredible business since its inception 34 years ago.” Since his return to Express, the Company launched its rapidly growing e-commerce platform; opened international franchise locations and entered Canada; and opened its first outlet stores, which to date, are exceeding expectations. Mr. Weiss added that, “The end of the current fiscal year, in January 2015, is an appropriate time for me to scale back my daily involvement in the business. I will be leaving Express in the hands of a deep and talented management team, and I am confident that under David’s direction, the Company will successfully evolve into an omni-channel brand. And of course, since I will remain in my role as Chairman of the Board, I’ll continue supporting the execution of the Company’s strategic plan.”

Mr. Kornberg joined Express in 1999 and has served in roles of increasing responsibility since that time. In 2012, he was named President of Express, assuming direction of both men’s and women’s merchandising & design and subsequently assumed responsibility for U.S. store operations. He began his career in the United Kingdom, spending ten years at Marks & Spencer PLC. He briefly left Express in 2002 to serve as the Vice President of Business Development for Disney Stores and returned in 2003.

Mr. Kornberg said, “Michael is a legend in this industry and is recognized for his legacy of innovation. His vision, passion and energy have positioned us to thrive in a quickly evolving industry. I am honored and humbled to be entrusted with the responsibility of leading Express forward. I have had the privilege of working here for much of my career and getting to know people throughout this organization. This permits me to state with total conviction that I am supported by a very talented group of individuals dedicated to enhancing the Express brand and shareholder value.”

Commenting on the announcement, the Company’s Lead Independent Director, Mylle Mangum, stated: “Michael Weiss has led Express for over 30 years and has built it into one of the largest specialty apparel retailers in the U.S. We wish Michael all the best in retirement, and are pleased that he will remain as non-executive Chairman of the Board. David Kornberg has progressively been assuming additional responsibilities at Express and has demonstrated his own leadership talents. The decision to appoint him as the next Chief Executive Officer of Express reflects the Board of Directors’ confidence that David has the talent, vision and experience to successfully lead the Company and deliver on its strategic growth plans.”

About Express:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico.  Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Exhibit 99.1

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, statements regarding the Company's future management and Board leadership and execution of the Company’s strategic plans. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions, and a variety of other factors; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and our stores; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon independent third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) impairment charges on long-lived assets; and (18) lease obligations and our substantial indebtedness. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.